Exhibit 99.1

Press Release

Ikanos Communications Announces Results for the

Fiscal First Quarter of 2012

Recent Highlights:

•	Revenue of $30.8 Million

•	GAAP Net Loss of $(3.7) Million or $(0.05) Per Share

•	Cash and Cash Equivalents Increased to $39.7 Million

FREMONT, Calif., April 26, 2012 — Ikanos Communications, Inc. (NASDAQ: IKAN), a leading provider of advanced broadband semiconductor and integrated firmware products for the digital home, today announced its financial results for the fiscal first quarter of 2012 ended April 1, 2012.

“Ikanos completed the first quarter with revenue of $30.8 million and GAAP gross profit of 52%, while improving its cash position to $39.7 million.” said Dennis Bencala, chief financial officer and vice president finance of Ikanos. “We continued to deliver our latest generation of communications processors to the market and made substantial progress on the design and development of our award winning NodeScale Vectoring products.”

Financial Highlights

Ikanos reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP) and additionally on a non-GAAP basis. Non-GAAP net income (loss), non-GAAP gross profits, non-GAAP operating expenses and non-GAAP earnings per share, where applicable, exclude the income statement effects of stock-based compensation, restructuring charges, gains on sales of impaired securities (“Investment gain”) and amortization of intangible assets. Ikanos has provided these measures because its management believes these additional non-GAAP measures are useful to investors for performing financial analysis as these additional measures highlight Ikanos’ recurring operating results. Ikanos’ management uses these non-GAAP measures internally to evaluate its operating performance and to plan for its future. However, non-GAAP measures are not a substitute for GAAP reporting. For a reconciliation of GAAP versus non-GAAP financial information, please see the attached schedules.

Fiscal First Quarter 2012 Results

Revenue for the first quarter of 2012 was $30.8 million compared to revenue of $31.7 million for the first quarter of 2011 and revenue of $35.4 million for the fourth quarter of 2011. GAAP gross profit for the first quarter of 2012 was 52% compared to a GAAP gross profit of 52% for the first quarter of 2011 and GAAP gross profit of 56% for the fourth quarter of 2011.

Non-GAAP gross profit for the first quarter of 2012 was 54% compared to a non-GAAP gross profit of 54% for the first quarter of 2011 and non-GAAP gross profit of 57% for the fourth quarter of 2011.

GAAP operating expenses for the first quarter of 2012 were $19.8 million, compared to operating expenses of $19.8 million for the first quarter of 2011 and operating expenses of $18.0 million for the fourth quarter of 2011.

Non-GAAP operating expenses for the first quarter of 2012 were $17.8 million, compared to non-GAAP operating expenses of $18.8 million for the first quarter of 2011 and non-GAAP operating expenses of $17.4 million for the fourth quarter of 2011.

GAAP net loss for the first quarter of 2011 was $(3.7) million, or a loss of $(0.05) per share on 69.3 million weighted average shares outstanding. This compares with a net loss of $(2.1) million, or a loss of $(0.03) per share on 68.2 million weighted average shares outstanding for the first quarter of 2011 and net income of $0.5 million, or earnings of $0.01 per share on 69.7 million weighted average shares outstanding for the fourth quarter of 2011.

Non-GAAP net loss for the first quarter of 2012 was $(1.2) million, or a loss of $(0.02) per share on 69.3 million weighted average shares outstanding compared to a non-GAAP net loss of $(1.8) million, or a loss of $(0.03) per share on 68.2 million weighted average shares outstanding for the first quarter of 2011, and to a non-GAAP net income of $1.6 million, or $0.02 per share, on 69.7 million weighted average shares outstanding in the fourth quarter of 2011.

Cash and cash equivalents at the end of first quarter of 2012 were $39.7 million compared to $34.8 million at the end of the fourth quarter of 2011.

Additionally, at the end of the first quarter of 2012 inventory was $7.8 million compared to $9.5 million at the end of the fourth quarter of 2011. Current liabilities at the end of the first quarter of 2012 were $19.7 million compared to $16.1 million at the end of the fourth quarter of 2011.

Outlook

Revenue is expected to be between $31 million and $33 million for the fiscal second quarter of 2012.

GAAP gross profit for the fiscal second quarter of 2012 is expected to be between 49% and 52%. Non-GAAP gross profit is expected to be between 50% and 53% for the second quarter of 2012.

GAAP operating expenses for the fiscal second quarter of 2012 are expected to be in the range of $20 million to $21 million. Non-GAAP operating expenses are expected to be in the range of $19 million to $20 million for the second quarter of 2012.

Restructuring Plan

As announced in February, the Company effectively completed its worldwide restructuring plan in the first quarter of this year. As a result of the restructuring plan the Company reduced headcount by approximately 15% and incurred a total pre-tax restructuring charge of $1.1 million in the first quarter. The restructuring charge included expenses related to severance payments to terminated employees and other exit-related costs arising from contractual and other obligations.

Recent Highlights and Product Updates

In broadband DSL, Ikanos’ patent-pending NodeScale Vectoring enabled products continue to outperform competing solutions in carrier lab trials around the world. Ikanos’ award winning technology delivers full vectoring performance and is capable of scaling to support the entire network — up to 384 ports and beyond. Additionally our new G.Vector capable Fusiv Vx185 and 183 family of products further increase realized data throughput performance levels, setting a new, higher bar for broadband DSL services. These products provide the opportunity for carriers to deploy bandwidth rich, triple play applications to the market. We have now received our first production orders and expect to begin volume shipments of the Fusiv Vx185 and 183 in the second quarter of 2012.

First Quarter Conference Call

Management will review the first quarter financial results and its expectations for subsequent periods on a conference call on Thursday, April 26, 2012 at 1:30 p.m. Pacific Time. To listen to the call, please visit http://www.ikanos.com/investor/irevents/ and click on the link provided for the webcast or dial (888) 466-4587 or (719) 325-2327 and enter conference ID 9357342. The webcast will be archived and available for 90 days at http://www.ikanos.com/investor/irevents/. A replay of the conference call will be accessible until July 25, 2012 by dialing (888) 203-1112 or (719) 457-0820 and entering conference ID 9357342.

About Ikanos Communications, Inc.

Ikanos Communications, Inc. (NASDAQ: IKAN) is a leading provider of advanced broadband semiconductor and integrated firmware products for the digital home. The company’s broadband DSL, communications processors and other offerings power access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers and telecommunications service providers. For more information, visit www.ikanos.com.

© 2012 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos, the Ikanos logo, the Bandwidth without boundaries tagline, Fusiv, Ikanos Velocity and NodeScale Vectoring are among the trademarks or registered trademarks of Ikanos Communications. All other trademarks mentioned herein are properties of their respective holders.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that are subject to risks and uncertainties concerning Ikanos Communications, including statements regarding our outlook, such as our expected revenue, gross profits, operating expenses, and the benefits of non-GAAP measures, our restructuring plan, product testing and shipment, and anticipated benefits of our products. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, but are not limited to, macroeconomic conditions which may cause our customers to defer purchasing plans, our ability to deliver full production releases of our newer products and the acceptance of those products by our customers, the continued demand by telecommunications service providers for specific xDSL semiconductor products, the failure of service providers to implement deployment plans on schedule or at all, our continued ability to obtain and deliver production volumes of new and current products and technologies, our ability to generate demand and close transactions for the sale of our products, our ability to develop commercially successful products as a result of our current research and development programs, our ability to successfully execute our restructuring plan, and unexpected future costs, expenses and financing requirements. In addition, for a more extensive discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2012 filed with the Securities and Exchange Commission (SEC) on February 23, 2012, as well as other reports that Ikanos files from time to time with the SEC. Ikanos is under no obligation to update these forward-looking statements to reflect events or circumstances subsequent to date of this press release.

IKANOS COMMUNICATIONS, INC.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	April 1, 2012	January 1, 2012	April 3, 2011
Revenue	$30,760	$35,443	$31,672
Cost of revenue	14,653	15,556	15,151

Gross profit	16,107	19,887	16,521

Operating expenses:
Research and development	14,000	13,069	13,656
Selling, general and administrative	4,680	4,955	6,145
Restructuring charges	1,092	—	47

Total operating expenses	19,772	18,024	19,848

Income (loss) from operations	(3,665)	1,863	(3,327)
Investment gain	—	—	1,295
Interest income and other, net	75	(161)	68

Income (loss) before income taxes	(3,590)	1,702	(1,964)
Provision for income taxes	115	1,157	99

Net income (loss)	$(3,705)	$545	$(2,063)

Net income (loss) per share
Basic	$(0.05)	$0.01	$(0.03)

Diluted	$(0.05)	$0.01	$(0.03)

Weighted average number of shares
Basic	69,335	69,182	68,186

Diluted	69,335	69,658	68,186

IKANOS COMMUNICATIONS, INC.

Unaudited Reconciliation of GAAP to Non-GAAP Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended April 1, 2012				Three Months Ended April 3, 2011
	As Reported	Non-GAAP Adjustments		Non-GAAP	As Reported	Non-GAAP Adjustments		Non-GAAP
Revenue	$30,760	$—		$30,760	$31,672	$—		$31,672
Cost of revenue	14,653	(3	)(a)	14,150	15,151	(42	)(a)	14,609
		(500	)(b)			(500	)(b)

Gross profit	16,107	(503)		16,610	16,521	(542)		17,063

Operating expenses:
Research and development	14,000	(596	)(a)	13,404	13,656	(408	)(a)	13,248
Selling, general and administrative	4,680	(195	)(a)	4,360	6,145	(425	)(a)	5,595
		(125	)(b)			(125	)(b)
Restructuring charges	1,092	(1,092	)(c)	—	47	(47	)(c)	—

Total operating expenses	19,772	(2,008)		17,764	19,848	(1,005)		18,843

Income (loss) from operations	(3,665)	2,511		(1,154)	(3,327)	1,547	(d)	(1,780)
Investment gain	—	—		—	1,295	(1,295)		—
Interest income and other, net	75	—		75	68	—		68

Income (loss) before income taxes	(3,590)	2,511		(1,079)	(1,964)	252		(1,712)
Provision for income taxes	115	—		115	99	—		99

Net income (loss)	$(3,705)	$2,511		$(1,194)	$(2,063)	$252		$(1,811)

Net income (loss) per share:
Basic	$(0.05)			$(0.02)	$(0.03)			$(0.03)

Diluted	$(0.05)			$(0.02)	$(0.03)			$(0.03)

Weighted average outstanding shares:
Basic	69,335			69,335	68,186			68,186

Diluted	69,335			69,335	68,186			68,186

Notes:

	Three Months Ended
	April 1, 2012	April 3, 2011
(a) Stock-based compensation	$794	$875
(b) Amortization of acquired intangible assets	625	625
(c) Restructuring charges	1,092	47
(d) Investment gain	—	(1,295)

Total non-GAAP adjustments	$2,511	$252

IKANOS COMMUNICATIONS, INC.

Unaudited Reconciliation of GAAP to Non-GAAP Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended January 1, 2012
	As Reported	Non-GAAP Adjustments		Non-GAAP
Revenue	$35,443	$—		$35,443
Cost of revenue	15,556	9	(a)	15,065
		(500	)(b)

Gross profit	19,887	(491)		20,378

Operating expenses:
Research and development	13,069	(354	)(a)	12,715
Selling, general and administrative	4,955	(124	)(a)	4,706
		(125	)(b)

Total operating expenses	18,024	(603)		17,421

Income (loss) from operations	1,863	1,094		2,957
Interest income and other, net	(161)	—		(161)

Income (loss) before income taxes	1,702	1,094		2,796
Provision for income taxes	1,157	—		1,157

Net income (loss)	$545	$1,094		$1,639

Net income (loss) per share:
Basic	$0.01			$0.02

Diluted	$0.01			$0.02

Weighted average outstanding shares:
Basic	69,182			69,182

Diluted	69,658			69,658

Notes:

Three Months Ended
January 1, 2012
(a) Stock-based compensation	$469
(b) Amortization of acquired intangible assets	625

Total non-GAAP adjustments	$1,094

IKANOS COMMUNICATIONS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	April 1, 2012	January 1, 2012	April 3, 2011
Assets
Current assets:
Cash and cash equivalents	$39,727	$34,760	$34,859
Accounts receivable, net	16,832	18,308	19,214
Inventory	7,755	9,474	15,109
Prepaid expenses and other current assets	2,321	2,531	2,266

Total current assets	66,635	65,073	71,448
Property and equipment, net	6,698	7,036	7,340
Intangible assets, net	2,977	3,602	5,477
Other assets	1,915	1,896	1,839

	$78,225	$77,607	$86,104

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,701	$5,413	$9,574
Accrued liabilities	11,974	10,734	12,985

Total current liabilities	19,675	16,147	22,559
Other liabilities	739	738	478

Total liabilities	20,414	16,885	23,037
Stockholders’ equity	57,811	60,722	63,067

	$78,225	$77,607	$86,104